Exhibit 99.1

[COGENT COMMUNINCATIONS LOGO]

FOR IMMEDIATE RELEASE

Cogent Public Relations Contacts:
For Cogent: Jeff Henriksen	On Behalf of Cogent: Kristin Duskin-
Gadd
(202) 550-5493
(828) 684 2434
jhenriksen@cogentco.com
kdg@interprosepr.com

Cogent Acquires LambdaNet Spain & LambdaNet France

Cogent to bring low-cost, high quality Internet service to carriers across
Europe

  [Washington, D.C., January 06, 2004] – Cogent Communications Group, Inc. (AMEX: COI), a Tier One, optical Internet service provider, announced today that it has acquired the operating entities of LambdaNet Communications France S.A.S. and LambdaNet Espana S.A. LambdaNet is the current tradename for what was previously Firstmark Communications, a large pan-European carrier’s carrier offering point-to-point and Internet connectivity solutions to businesses.

Immediately preceding Cogent’s acquisition, LambdaNet Spain and LambdaNet France both received new equity investments from a group of private equity investors based in Europe and the United States.  These investors will become shareholders of the combined company.

Cogent will continue to support LambdaNet’s product suite including point-to-point transport and transit services in over 40 markets and almost 30 Cogent-owned data centers across Europe.  But, Cogent will quickly introduce in Europe a new set of radically priced products and services based on Cogent’s current North American product set.

“Cogent plans to create one of the largest pan-European operations in existence and intends to offer some of the highest quality transit services available in the world to carrier customers and retail end-users throughout Europe,” said Dave Schaeffer, CEO Cogent Communications.

“It is our belief that the combination of Cogent’s high quality bandwidth and radically low pricing cannot be duplicated by any other provider operating in Europe today,” added Helen Lee, Cogent’s Chief Financial Officer.

As a result of the acquisition, Cogent’s North American network now extends across the Atlantic to France, Spain, United Kingdom, Belgium, Luxemburg, Netherlands, Portugal, Sweden and Switzerland.

About Cogent Communications

Cogent Communications (AMEX: COI) is a Tier 1, facilities based, all-optical ISP focused on delivering ultra-high speed Internet access and transport services to businesses in the multi-tenant marketplace as well as to service providers located in major metropolitan areas across the United States and Canada.  Cogent’s simple product set includes dedicated, non-oversubscribed bandwidth in 10 Mb, 100 Mbps and 1,000 Mbps levels in colocation centers across the United States and Canada.  These connections are delivered over Cogent’s 80 Gbps backbone, making Cogent’s network the largest of its kind in the United States.

The Cogent solution offers the elusive combination of higher quality and reliability at a lower price.  Advanced technology, combined with network ownership has made Cogent’s ultra-high speed Internet access an affordable reality for small and medium-sized businesses, as well as a significant cost saver for the largest enterprises and service providers.

Cogent’s network consists of a dedicated nationwide multiple OC-192 fiber backbone, multiple intra-city OC-48 fiber rings, and optically-interfaced high-speed routers. Cogent has made several significant acquisitions in addition to the LambdaNet acquisition mentioned in this release.  This includes the majority of the U.S. operations of PSINet which resulted in the acquisition of their three data centers located in NY, LA and Herndon, VA.  Cogent is now offering service in over 70 metropolitan markets with bandwidth ranging from T1 to OC wavelengths as well as colocation services in the data center locations.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogent-sp.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future.  These forward-looking statements involve risks and uncertainties.  All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement.  The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations.  Numerous factors could cause or contribute to such differences.  Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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